UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
May 3, 2006
QUINTANA MARITIME LIMITED
(Exact name of registrant as specified in its charter)

Marshall Islands	000-51412	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
Quintana Maritime Limited
c/o Quintana Management LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
(Address of principal executive office)
011-30-210-898-6820
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:
     This Amendment to the Form 8-K filed on May 12, 2006 (the “Form 8-K”) of Quintana Maritime Limited is being filed solely to amend Item 8.01:The Acquisition, previously filed with the Form 8-K, to correct a typographical error in the disclosure under the heading “The Acquisition – Master Charter” of the average floor rate for 2008. The average floor rate for 2008 is $16,269. Except as described above, this Form 8-K/A does not update or otherwise amend the Form 8-K as previously filed.
Item 8.01. Other Events.
THE ACQUISITION
General
     On May 3, 2006, we entered into separate sale and purchase contracts (each such contract an “MOA” and collectively, the “MOAs”) with affiliates of Metrobulk Holding S.A. (“Metrobulk”), an unaffiliated third party, to purchase (the “Acquisition”) three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers (the “Acquisition Fleet”), subject in all cases to financing conditions, which we satisfied on May 10, 2006. We will purchase the Acquisition Fleet from affiliates of Metrobulk (each such affiliate of Metrobulk a “Seller,” and collectively, the “Sellers”), for the aggregate cash purchase price of $735 million. When delivered, these vessels will have an aggregate cargo-carrying capacity of approximately 1,380,789 dwt. The three Panamax vessels were constructed in 2004. Five of the Kamsarmax vessels were built in 2005 or 2006. The nine remaining Kamsarmax vessels are under construction and are expected to be delivered between July 2006 and June 2007. Upon delivery of all the vessels we will acquire in the Acquisition, we believe our fleet will be one of the largest in cargo-carrying capacity and one of the youngest in age of any now existing drybulk shipping company publicly traded in the U.S., based on their filings with the SEC. Assuming delivery of these vessels to us on the currently anticipated schedule, our fleet would have a combined cargo-carrying capacity of 2,296,861 dwt and a dwt weighted average age of 4.0 years in June 2007.
     With respect to the purchase of the eight secondhand vessels, the relevant Sellers are the registered owners of such vessels. In the case of six of the nine newbuilding vessels, the relevant Sellers are not in privity with such shipbuilder, Tsuneishi Shipbuilding Co., Ltd. of Japan (“Tsuneishi”), and in the case of the remaining three vessels, the relevant Sellers are not themselves in direct privity with the shipbuilder but their intermediaries are. The relevant Sellers of the newbuildings have executed separate sale and purchase agreements with companies who are, directly or indirectly, the counterparty to Tsuneishi in the relevant shipbuilding contract.
     All of the vessels in the Acquisition Fleet are, or upon delivery will be, subject to time charter agreements with Bunge S.A. of Geneva, an affiliate of Bunge Limited, or Bunge, a multinational agribusiness company. Sixteen of the vessels in the Acquisition Fleet are, or at the time of delivery will be, subject to one master time charter with Bunge expiring at the end of 2010, subject to earlier termination if the parties cannot agree on the determination of annual rates within contractually agreed ranges. Fourteen of these sixteen vessels are now subject to the one master time charter, and the two other vessels (Bulk Two and Bulk Four) are currently under separate charters but will become subject to the one master time charter following the termination of their current charters. One of the vessels in the Acquisition Fleet, Bulk Three, is subject to a separate time charter with Bunge which expires in August 2009.
     We have agreed to pay Fortis Bank N.V./S.A. a fee of $5.0 million in connection with the arrangement of the Acquisition. The fee will be payable in eight equal installments of $625,000, each such installment to be due and payable on the delivery of each of the eight secondhand vessels to be acquired in the Acquisition.
Description of Vessels
   The Acquisition Fleet
     The following table lists each of the vessels in the Acquisition Fleet that we have agreed to purchase along with each vessel’s name, approximate size, delivery date and charter term.

Vessel	Type	Dwt	Delivery Date Range	Built	Charter Expiration
Bulk One	Panamax	76,466	9/1/06-10/31/06	04/04	12/31/10
Bulk Two	Panamax	76,429	9/1/06-1/10/07	06/04	12/31/10
Bulk Three	Panamax	76,417	9/1/06-10/31/06	08/04	8/31/09
Bulk Four	Kamsarmax	82,769	9/1/06-10/31/06	02/05	12/31/10
Bulk Five	Kamsarmax	82,209	9/1/06-10/31/06	01/06	12/31/10
Bulk Six	Kamsarmax	82,224	9/1/06-10/31/06	01/06	12/31/10
Bulk Seven	Kamsarmax	82,209	7/20/06-8/31/06	03/06	12/31/10
Bulk Eight	Kamsarmax	82,266	7/20/06-8/31/06	03/06	12/31/10
Kamsarmax H.1373	Kamsarmax	82,000	7/20/06-8/31/06	07/06	12/31/10
Kamsarmax H.1374	Kamsarmax	82,000	8/11/06-10/10/06	07/06	12/31/10
Kamsarmax H.1375	Kamsarmax	82,000	10/16/06-1/15/07	09/06	12/31/10
Kamsarmax H.1394	Kamsarmax	82,300	11/20/06-1/20/07	12/06	12/31/10
Kamsarmax H.1395	Kamsarmax	82,300	1/10/07-3/10/07	01/07	12/31/10
Kamsarmax H.1357	Kamsarmax	82,300	12/31/06	12/06	12/31/10
Kamsarmax H.1358	Kamsarmax	82,300	12/31/06	12/06	12/31/10
Kamsarmax H.1396	Kamsarmax	82,300	3/1/07-5/1/07	03/07	12/31/10
Kamsarmax H.1359	Kamsarmax	82,300	6/30/07	06/07	12/31/10

Total		1,380,789

     The contractual delivery dates for three of the newbuildings, Kamsarmax H. 1357, Kamsarmax H. 1358 and Kamsarmax H. 1359, are set forth in the applicable shipbuilding contracts but not the applicable MOAs. The contractual delivery dates for the other vessels are as set forth in the applicable MOAs.
     The MOAs are also conditioned on the execution of an acceptable novation agreement transferring the applicable charters to us. Bunge has indicated that it will consent to the novation of the applicable charters in our favor.
   Vessels Under Construction
     Nine of the vessels in the Acquisition Fleet, Kamsarmax H.1373, Kamsarmax H.1374, Kamsarmax H.1375, Kamsarmax H.1394, Kamsarmax H.1395, Kamsarmax H.1357, Kamsarmax H.1358, Kamsarmax H.1396 and Kamsarmax H.1359, are currently under construction at Tsuneishi.
   Secondhand Vessels
     Eight of the vessels in the Acquisition Fleet, Bulk One, Bulk Two, Bulk Three, Bulk Four, Bulk Five, Bulk Six, Bulk Seven and Bulk Eight, are vessels built between April 2004 and March 2006.
   Warranties
     Four of the secondhand vessels still enjoy the benefit of a builder’s warranty of quality. These four secondhand vessels, as well as all of the newbuilding vessels, will be delivered together with an assignment of any such warranties. Where Tsuneishi’s consent is required to assign warranties relating to a newbuilding vessel, the failure to provide an assignment precisely in the form acceptable to us, due to disagreement, will not constitute a reason for the relevant MOA to be cancelled. If Tsuneishi does not consent to the assignment of the warranty of quality with respect to a particular vessel, the relevant Seller of such vessel will undertake to act as our agent in raising, handling and closing any claims that we may want to raise under the relevant warranty. The relevant Seller will not, however, be liable to satisfy a claim if there is a failure to recover amounts due from Tsuneishi, but the relevant Seller will, on our request, commence legal proceedings against Tsuneishi in connection with any disputed or non-recoverable claim made under the warranty.
   Vessel Specifications
     All of the vessels in the Acquisition Fleet are oceangoing drybulk carriers. Three of the vessels in the Acquisition Fleet are Panamax vessels and fourteen are Kamsarmax vessels.
   Classification
     All of the newbuilding vessels are being designed, constructed, inspected and tested in accordance with the rules and regulations of Nippon Kaiji Kyokai. Under the terms of the MOAs, all secondhand vessels are to be delivered with the classification they had prior to the Acquisition, with all relevant classification, trading and other certificates valid and unextended for 6 months from their respective delivery dates and with all continuous surveys/cycles up to date and valid.
Time Charters
     Sixteen of the vessels in the Acquisition Fleet are, or upon delivery will be, subject to a Charter Party and Block Agreement, as amended (the “Master Charter”), which is a single master charter pertaining to all 16 vessels, dated November 21, 2005, between Metrostar Management Corp., an affiliate of Metrobulk (“Metrostar Management”), as managing owners, and Bunge S.A. of Geneva. Fourteen of these sixteen vessels are now subject to the Master Charter, and the two other vessels (Bulk Two and Bulk Four) are currently under separate charters but will become subject to the Master Charter following the termination of their current charters. The remaining vessel in the Acquisition Fleet, Bulk Three, is subject to a separate time charter dated January 23, 2004 with Bunge (the “Bulk Three Charter”). Bunge has indicated that it will consent to the novation of the applicable charters in our favor.
   Master Charter
     The time charter period for each of the 16 vessels subject to the Master Charter is from the date of its respective delivery or redelivery, as the case may be, to the maximum term of December 31, 2010. The Master Charter generally provides that daily hire rates are to be agreed no later than November 5th of each year within a specified range of floor and ceiling levels and such daily hire rates shall apply for the following calendar year. This mechanism does not apply to daily hire rates in 2006 for vessels delivered in 2006, except with respect to Bulk Two, which may be delivered between September 2006 and January 2007 and will earn the 2007 negotiated rate from the time of its delivery until the end of 2007. The Master Charter specifies certain daily hire rate for all other 2006-delivered vessels for the remainder of 2006. The weighted average of the 2006 rates, net of brokerage commissions of 5%, is 20,379, assuming Bulk Two is delivered in 2006 and earns the 2007 floor rate for the remainder of 2006. We arrived at the weighted average based on the number of hire days for each vessel within the period.
     The following table summarizes the weighted average floor and ceiling hire rates applicable to the sixteen vessels that will be subject to the Master Charter from 2007 to 2010, as well as to Bulk Two for the balance of 2006. Time charter rates are presented net of brokerage commissions. Brokerage commissions for each vessel are equal to 5%.

	2007	2008	2009	2010

Average floor rate	$16,350	$16,269	$14,400	$14,460

Average ceiling rate	$26,851	$26,719	$23,206	$23,343

     The Master Charter provides that the pricing for 2007, 2008, 2009 and 2010 are to be agreed within specified lower floor and upper ceiling levels that are shown as weighted averages in the table above. We arrived at the weighted average based on the number of hire days for each vessel within the period. The Master Charter also provides that both parties are to mutually cooperate to reach agreement with respect to daily charter hire rates based on market rates within the agreed rate structure. We believe that this rate structure limits our exposure to market declines in hire rates below the applicable lower floor level, although its upper ceiling levels limit our right following delivery of the vessels to take advantage of market increases in hire rates. The Master Charter also provides that, in the event the parties are unable to reach agreement in respect of daily hire rates for the following year, the Master Charter will be automatically terminated. We believe that this provision requires any such agreement to be within the agreed rate structure, although the provision does not expressly so state. In addition, Bunge is permitted to terminate the Master Charter as to a particular vessel if that vessel is off hire for more than twenty days in a year (excluding drydocking time required to remain in class).
     The Master Charter provides that, although we may not market the vessels under the Charter Agreement prior to their delivery, should we receive any attractive proposal from other similar first class charterers for a long-term time charter, we shall approach Bunge to discuss such proposal and offer Bunge the right of first refusal to match such proposal. Bunge is not obligated to match any such proposal, and if it chooses not to do so, the applicable vessel will be removed from the Master Charter.
   Bulk Three Charter
     The Bulk Three Charter extends from August 2004 for 59 to 61 months, plus or minus 15 days at Bunge’s option. The Bulk Three Charter provides for a daily hire rate of $20,000 minus a brokerage commission of 1.25% and a commission of 3.75% payable to Bunge.
Terms of Acquisition
   Delivery
     We will take delivery of each vessel under construction at a Tsuneishi shipyard upon its completion, except with respect to Kamsarmax H.1373, which will first be delivered to the relevant Seller and named Bulk Nine after which time we will take delivery at a time and place specified in the terms of the relevant MOA. We will take delivery of each of the secondhand vessels within a range of dates specified in the relevant MOAs. The range of the scheduled delivery dates for each of the 17 drybulk carriers in the Acquisition Fleet is set out in a table under the heading “Description of Vessels—The Acquisition Fleet.” We will generally have the right to cancel an MOA with respect to a given vessel, including newbuildings, if the vessel is not delivered by a specified date.
     Each secondhand vessel shall be tendered for delivery only after an underwater inspection of such secondhand vessel by a class surveyor appointed by us has taken place at the port of delivery. The place of delivery for each secondhand vessel will be worldwide within institute trading limits, alongside a safe berth at a safe port or safe anchorage, outside any war zones or blacklisted countries.
     The terms of the MOAs require all the vessels to be delivered free of mortgages, debts, claims, liens, charters (except the relevant charters) and any other encumbrances whatsoever.
   Purchase Price
     Generally, the purchase price is fixed and not subject to change except in certain circumstances. In the case of a newbuilding, for example, the price may be reduced due to the vessel not achieving certain performance targets or because of missing the agreed delivery date by a set number of days. In those cases, any price reduction received by the relevant Seller will be passed on to us either as a reduction of the purchase price payable under that MOA or, at our option, as a lump sum payment to be made by the relevant Seller to us on delivery. Any adjustments to the price are made on delivery of the newbuilding vessels and in accordance with the terms of the relevant contract. The purchase price will be adjusted for the delayed delivery of a vessel or for a deficiency in the speed, fuel consumption, deadweight or capacity in the constructed vessel.
     Under the terms of the shipbuilding contracts with Tsuneishi, the original purchaser of each vessel is required to make installment payments periodically during the construction of the newbuilding. We are only required, though, to pay a deposit to the relevant Sellers representing 10% of the purchase price of the applicable vessel regardless of how many installment payments the original purchaser of each vessel has made with respect to a particular newbuilding.
     The aggregate deposit for the purchase price of the entire Acquisition Fleet is $73.5 million, representing 10% of the aggregate purchase price of $735 million. This deposit is payable on the later of May 15, 2006 or the date three days after the date the MOAs are executed. We will pay the balance of the purchase price of each vessel upon the delivery of that vessel.
   Delivery Delays
     As described above, the MOAs for the secondhand vessels specify a range of delivery dates for those vessels. Under those MOAs, each Seller will be required to pay us the charter hire it receives on the given vessel, net of the vessel operating expenses for such vessel (including the Seller’s financing expenses associated with such vessel), for the period starting on a set date until such vessel is actually delivered.
   Cancellation of Contract
     Each of the shipbuilding contracts allows the relevant Seller, or an intermediary party between the relevant Seller and the shipbuilder, to cancel the contract in certain circumstances. For instance, if the delay in delivery is excessive, the relevant Seller may exercise its cancellation right. Under the terms of the MOAs, the relevant Seller may terminate a contract only with our consent or upon our request. If the relevant Seller has the right to terminate a contract and refuses to do so after we have so requested, we are entitled to terminate the MOA with respect to that vessel.
     There are also certain circumstances in which Tsuneishi may cancel a contract. For instance, if the relevant Seller defaults in payment of an installment of the purchase price or if the relevant Seller fails to take delivery of a vessel that has been built in accordance with the terms of a shipbuilding contract, Tsuneishi may exercise its cancellation right. If Tsuneishi elects to cancel a contract, our obligation to purchase such vessel will be cancelled.

   Involvement in Construction
     Under our MOAs for the newbuildings, we are entitled to have one representative at the shipyard where a newbuilding is under construction to act as an observer together with the relevant Seller’s representative in supervising the construction of each vessel and in connection with modifications to the specifications, approval of plans and drawings, attendance to tests, inspections and trials and any other matters for which such Seller’s representative is authorized. The Seller’s representative will be involved in the testing and inspection of the vessel in order to ensure that construction is performed in accordance with the terms of the contract and will pass on all of our observations to the relevant Seller, who will be obliged to communicate such observations to Tsuneishi as if they were the Seller’s observations. If we are not permitted by the Builder to appoint an observer to the Seller’s supervising team, then we may not be in a position to ensure that the vessel has been properly constructed in accordance with the relevant specifications.
Proposed New Revolving Credit Facility
     General. On May 10, 2006, the Company signed a mandate letter and a letter of summary terms and conditions (together, the “Commitment Letter”) for the establishment of an 8.25-year $735 million senior revolving credit facility (the “Credit Facility”) with Fortis Bank N.V. / S.A. Athens Branch (“Fortis”) , who will serve as the facility agent. The Commitment Letter is conditioned upon, among other things, the execution of definitive documentation (“Facility Documentation”) relating to the Credit Facility on or before June 30, 2006. We intend to use the net proceeds of the Credit Facility, together with Placement and the exercise of the Warrants (as described in Item 1.01 and Item 3.02 of this Form 8-K) and available funds, to purchase the new vessels in the Acquisition and to pay outstanding amounts under our existing revolving credit facility.
     Loans under the proposed new revolving credit facility may be used to finance part of the acquisition cost of the newbuildings and secondhand vessels in the Acquisition and to refinance debt outstanding under our existing revolving credit facility that we incurred to finance or refinance ship purchases.
     Fees. We will be required to pay an arrangement fee and an underwriting fee upon execution of the facility agreement. We will be required to pay an annual commitment fee on the undrawn portion of the facility and an annual agency fee.
     Interest. We expect interest on amounts drawn will be payable at a rate equal to (x) a margin of 0.85% per annum until December 31, 2010 and 1.10% thereafter over (y) LIBOR for interest periods of 1, 3, 6, 9 or 12 months or, if agreed by the agent, such longer periods as the agent may agree.
     We will be permitted to enter into hedging arrangements with respect to the amount outstanding under the proposed new revolving credit facility.
     Term. We expect the proposed new revolving credit facility to have a term of 8.25 years from its execution but in any event will expire not later than September 30, 2014. Principal outstanding will be amortizable in 32 quarterly installments beginning on a date four months from the delivery of the newbuilding vessel “Bulk Eleven” but in no event later than December 31, 2006. We expect installment 1 will be in the amount of $10.0 million, installments 2 through 5 will be in the amount of $11.75 million each, installments 6-17 will be in the amount of $13.25 million each and installments 18-32 will be in the amount of $15.0 million each. The balance of $294.0 million will be paid in one lump sum not later than the final maturity date.
     Facility Limit. We expect we will be permitted to borrow up to a maximum of $735 million, but in any event not more than 75% of the fair market value of the collateral vessels.
     Prepayments. We expect we may voluntarily prepay indebtedness under the secured revolving credit facility at any time, without premium, in minimum principal amounts of $1.0 million and in multiples thereof.
     We will be required permanently to reduce the maximum available committed amount upon sale, total loss or other disposition of any collateral vessel, in an amount equal to (x) the then maximum available committed amount, multiplied by (y) a fraction, the numerator of which is the appraised value of such collateral vessel and the denominator of which is the aggregate of the appraised values of all collateral vessels, and upon a violation of the collateral maintenance test (as described below), in an amount sufficient to cure any such violation.
     We also will be required permanently to reduce the maximum available committed amount in case the acquisition of any of the new vessels is not concluded by July 31, 2007, in an amount equal to (x) the then maximum available committed amount, multiplied by (y) a fraction, the numerator of which is the acquisition coast of such new vessel and the denominator of which is the aggregate of acquisition costs of all collateral vessels.
     Security. We expect our obligations under the proposed new revolving credit facility will be secured by a first priority cross-collateralized security interest in each of the vessels in our Existing Fleet and the Acquisition Fleet, and a first priority security interest in all earnings and insurances related to such vessels. We expect all charter revenues and proceeds will be required to be deposited first in operating and retention accounts maintained with the security trustee and subject to first priority pledges. In addition, each of our subsidiaries will be co-borrowers under the proposed new revolving credit facility. We may grant additional security from time to time in the future.
     Conditions. We expect our ability to borrow amounts under the proposed new revolving credit facility will be subject to the usual and customary for a transaction of this type, including but not limited to:
•	Satisfactory valuations of the collateral vessels by two independent sale and purchase brokers appointed by the Agent.

•	On or before the signing of the Facility Agreement, Quintana Maritime shall have raised not less than $137 million through the issuance of the new equity securities.

•	On or before the drawdown related to the last six of the new vessels, Quintana Maritime shall have raised not less than $70 million through the issuance of the new equity securities.
     Financial Covenants. We expect the proposed new revolving credit facility will contain financial covenants requiring us, among other things, to ensure that:
•	Collateral Maintenance. Until December 31, 2010, the aggregate Fair Market Value of the collateral vessels shall be no less than 115% of the aggregate outstanding amount under the new revolving credit facility and 125% thereafter.

•	Minimum Liquidity. Minimum Liquidity (including available undrawn credit line) to be at all times equal to $550,000 per vessel such amount to increase to $741,000 per vessel through eight equal quarterly increases of $23,875 per vessel, beginning in March 31, 2009.

•	Interest Coverage. The ratio of EBITDA (calculated on a trailing twelve month basis) over the last twelve months to interest expense shall be no less than 2.00 to 1.00.

•	Leverage. Total Debt over Total Assets, adjusted for the Fair Market Value of the collateral vessels shall not exceed the level of 75%.

•	Solvency Test: Minimum Market Adjusted Net Worth shall be $200 million.
     Restrictive Covenants. We expect the proposed new revolving credit facility will also contain general covenants that will require us to maintain adequate insurance coverage and to maintain our properties, vessels and time charters. The proposed new revolving credit facility also will limit us and our subsidiaries from, among other things, incurring indebtedness, making capital expenditures or investments, payments, dividends, entering into mergers, acquisitions (other than vessel acquisitions) and divestitures or in engaging in transactions with affiliates.
     We expect that the proposed new revolving credit facility will prohibit us from paying dividends or distributions, if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends or distributions. A default in any of the financial covenants referred to above will be required to be cured before we will be allowed to pay any dividends.

     Events of Default. We expect the proposed new revolving credit facility will include customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, a material inaccuracy of representations and warranties, a material adverse change, a cross-default to other indebtedness and non-compliance with security documents, a bankruptcy and insolvency event or a change of control.
RISK FACTORS
     The following risks factors highlight certain risks relating to the Placement (as described in Item 3.02 above) and the Acquisition (as described in Item 8.01 above).
     In addition to the risk factors set forth below, you should consider carefully the risk factors described below and under the heading “Risk Factors” set forth in our Annual Report in Form 10-K for the year ended December 31, 2005.
Risks Related to the Acquisition
Our substantial debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.
     Following the completion of the acquisition of all 17 of our new vessels, we will have substantial indebtedness. We expect that upon the delivery of our contracted fleet of new vessels we will have approximately $735 million of indebtedness outstanding under our proposed new revolving credit facility. We expect that following the Acquisition, we will be a substantially more highly leveraged company than we have been historically. As of December 31, 2005, on an as adjusted basis after giving effect to the incurrence of indebtedness, issuance of units and the conversion of the Preferred Stock and exercise of the warrants relating to finance the Acquisition, we would have had $741.6 million of total debt and a ratio of total debt to total shareholders equity of 1.5 to 1, as compared to total debt of $216.6 million and a ratio of total debt to total shareholders equity of 0.9 to 1 as of such date on an historical basis. We also expect to incur more indebtedness in connection with future acquisitions. Our high level of debt could have important consequences to us, including the following:
•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and dividends to our shareholders;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.
     Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.
As we expand our business, we may need to improve our operating and financial systems and expand our commercial and technical management staff, and will need to recruit suitable employees and crew for our vessels.
     With the acquisition of the additional 17 drybulk vessels, we will more than double the size of our fleet. Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional administrative and management personnel. We cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for dividends to our shareholders may be reduced.
Our acquisition of the new vessels is subject to a number of conditions, which may delay our receipt of revenues.
     We have entered into memoranda of agreement with affiliates of Metrobulk for the purchase of the 17 vessels in the Acquisition Fleet. We cannot guarantee whether or when all the conditions to the Acquisition will be satisfied or waived, permitting the Acquisition to be consummated when and as currently contemplated. The failure to consummate the Acquisition when and as currently contemplated would delay our receipt of revenues under the time charters for the new vessels, and therefore materially and adversely affect our results of operations and financial condition.
Delays in deliveries of newbuildings to be purchased in the Acquisition could materially and adversely harm our operating results.
     The nine newbuildings that we have agreed to purchase in the Acquisition are scheduled to be delivered at various times over approximately the next year. The delivery of these vessels could be delayed, which would delay our receipt of revenues under the time charters for these vessels, and thereby adversely affect our results of operations and financial condition.
     The delivery of the newbuildings could be delayed because of:
•	work stoppages or other labor disturbances or other event that disrupts the operations of the shipbuilder;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	lack of raw materials;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipbuilder;

•	hostilities, political or economic disturbances in the country where the vessels are being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals; or

•	a dispute with the shipbuilder.
     In addition, the shipbuilding contracts for the new vessels contains a “force majeure” provision whereby the occurrence of certain events could delay delivery or possibly terminate the contract. If delivery of a vessel is materially delayed or if a shipbuilding contract is terminated, it could adversely affect our results of operations and financial condition and our ability to pay dividends to our shareholders. See “The Acquisition—Terms of the Acquisition—Involvement in Construction” in Item 8.07 of this Form 8-K.
     In addition, while we will purchase the vessels from Metrobulk or its affiliates, Metrobulk is itself not in direct privity with the shipyard with respect to several of the newbuildings. Accordingly, neither the sellers nor we may be in a position to fully monitor the progress of the newbuildings or the compliance of the construction with expected specifications. See “The Acquisition—Terms of Acquisition—Involvement in Construction” in Item 8.07 of this Form 8-K.
Problems in deliveries of secondhand vessels to be purchased in the Acquisition could materially and adversely affect our operating results.
     With respect to the delivery of the secondhand vessels we have contracted to purchase in the Acquisition, certain events may arise which result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these secondhand vessels with substantial defects could have similar consequences. We intend to conduct only a limited inspection of these secondhand vessels. Any of these events could reduce our receipt of revenues under the time charters for these vessels, and thereby materially and adversely affect our results of operation and financial condition.
If we cannot complete the purchase of any of the vessels, we may use a portion of the proceeds of the private placement for corporate purposes with which you may not agree.
     If the seller of the vessels that we have agreed to purchase in the Acquisition fails to deliver the vessels to us as agreed, or if we cancel a purchase because a seller has not met its obligations, our management will have the discretion to apply the proceeds of the private placement that we would have used to purchase those vessels to acquire other vessels, including vessels that serve other shipping sectors and markets. In particular, certain events may arise that could result in our not taking delivery of a vessel, such as the failure of the seller to tender the vessel for delivery prior to a date established in the relevant memorandum of agreement, a total loss of a vessel, a constructive total loss of a vessel, or substantial damage to a vessel prior to its delivery. We will not escrow the proceeds from the private placement and will not return the proceeds to you if we do not take delivery of one or more vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels, if at all. During this period, the portion of the proceeds of the private placement originally planned for the acquisition of these vessels will be invested on a short-term basis and therefore will not yield returns at rates comparable to those that these vessels might have earned. Moreover, if we are able to purchase replacement vessels, such vessels may not generate as much cash flow as the applicable vessels in the Acquisition Fleet.
We cannot assure you that we will be able to enter into our proposed new revolving credit facility or borrow adequate amounts under our proposed revolving credit facility.
     We have received a commitment letter with respect to a new $735 million revolving credit facility, which is subject to the execution of definitive documentation to fund the acquisition of our new vessels and refinance the indebtedness under our existing revolving credit facility. If we do enter into definitive documentation relating to our proposed new revolving credit facility, our ability to borrow amounts under our credit facility will be subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. There will be restrictions on the amount that can be advanced to us under the proposed new revolving credit facility based on the market value of the vessel or vessels in respect of which the advance is being made and, in certain circumstances, based additionally on the capacity of the vessel, and the price at which we acquired the vessel and other factors. Prior to each drawdown, we will be required, among other things, to meet specified financial ratios and other requirements. To the extent that we are not able to satisfy these requirements, we may not be able to draw down the full amount under our proposed new revolving credit facility. We may be required to prepay amounts borrowed under our proposed new revolving credit facility if we experience a change of control.

If the holders of our Common Stock do not approve the conversion, the Warrants will not become exercisable and we will not receive the proceeds of the exercise to pay a portion of the purchase price of the Acquisition.
     We expect to fund a portion of purchase price of the Acquisition from the aggregate exercise price of the Warrants. If the holders of Common Stock do not approve the conversion, the Warrants will not become exercisable and we will be required to redeem the Warrants at a price of $0.50 per share. As a result, we will not receive the expected net proceeds of $65.46 million from the exercise but will instead be required to pay a redemption price of $4.1 million in respect of the Warrants. In such event, we would have a shortfall in our expected sources of funds and would be required to find additional financing to fund the shortfall. We cannot assure you that we could do so, or do so on favorable terms.
Even if the holders of our Common Stock approve the conversion, Warrant holders may not find it in their interest to exercise the Warrants and we may not receive the proceeds of the exercise to pay a portion of the purchase price of the Acquisition.
     We expect to fund a portion of purchase price of the Acquisition from the aggregate exercise price of the Warrants. If the holders of Common Stock approve the conversion, but the fair market value of our Common Stock is trading below the $8.00 exercise price of the Warrants, it is highly unlikely that the holders thereof will find it in their interest to exercise them at that time. In such event, we would have a shortfall in our expected sources of funds, and would be required to find additional financing to fund the shortfall. We cannot assure you that we could do so, or do so on favorable terms.
Restrictive covenants in our proposed new revolving credit facility will impose financial and other restrictions on us, including our ability to pay dividends.
     Our proposed new revolving credit facility will impose operating and financial restrictions on us and will require us to comply with certain financial covenants. These restrictions and covenants may limit our ability to, among other things:
•	pay dividends if an event of default has occurred and is continuing under our proposed new revolving credit facility or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	change our business.
     Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ consent when needed. If we do not comply with the restrictions and covenants in our proposed revolving credit facility, we will not be able to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.
The assumptions underlying certain prospective financial information following the Acquisition are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecast.
     The information set forth under Item 7.01 of this Form 8-K captioned “Certain Prospective Financial Information” includes certain prospective financial information for the periods indicated. This forward-looking information has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecast. If we do not achieve the forecast results, we may not be able to pay our expected regular dividends on the Common Stock or the Preferred Stock, in which event the market price of the Common Stock and the value of the Preferred Stock and Warrants may decline materially.
We will derive all of our revenues with respect to the Acquisition Fleet from one single charterer, and the loss of this charterer or any time charter or any vessel could result in a significant loss of revenues and cash flow.
     Bunge Limited, or Bunge, and its affiliates initially will be the only charterer of the acquired vessels. As a result, Bunge’s payments to us will be our sole source of operating cash flow from these vessels over the term of the governing master time charter expiring December 31, 2010. After we acquire the vessels, Bunge and its affiliates will account for a substantial majority of our revenues. Bunge therefore will have a substantial amount of leverage in any discussions or disputes it may have with us, which it may choose to exercise to our disadvantage. Because most of the time charters with Bunge provide for annual rate determinations within an agreed rate structure during certain periods, Bunge will have the opportunities to apply such leverage if they so choose to such rate determinations. In addition, at any given time in the future, if Bunge were to experience financial difficulties, we cannot assure you that Bunge will be able to make charter payments to us or make them at the levels provided for in our master time charter with Bunge. If Bunge is unable to make charter payments to us, or makes them at a significantly lower level than we expect, our results of operations and financial condition will be materially adversely affected.
     We could lose Bunge or another party as a charterer or the benefits of a time charter if:
•	the charterer fails to make charter payments to us;

•	the vessel is off-hire for more than 20 days in any year for reasons other than drydocking required to maintain a vessel’s status with its classification society; or

•	we are unable to reach an agreement in advance with Bunge on the level of charter hire to be paid to us within a specified daily hire rate range in any year.
     If we lose a time charter, we may be unable to re-deploy the related vessel on terms as favorable to us as in the original time charter. In the worst case, we may not receive any revenues from that vessel, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition.
     The loss of any of our charterers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our shareholders.
We initially will depend on Bunge, which is an agribusiness company, for all of our revenues from the new vessels and therefore we are exposed to risks in the agribusiness market.
     Bunge and its affiliates initially will charter all of our new vessels. Accordingly, our business will be exposed to all the economic and other risks inherent in the agribusiness market. Changes in the economic, political, legal and other conditions in agribusiness could adversely affect our business and results of operations. Based on Bunge’s filings with the SEC, these risks include the following, among others:
•	The availability and demand for the agricultural commodities and agricultural commodity products that Bunge uses and sells in its business can be affected by weather, disease and other factors beyond its control.

•	Bunge is vulnerable to cyclicality in the oilseed processing industry.

•	Bunge is vulnerable to increases in raw material prices.

•	Bunge is subject to economic and political instability and other risks of doing business globally and in emerging markets.
     Deterioration in Bunge’s business as a result of these or other factors could have a material adverse impact on Bunge’s ability to make timely charter hire payments to us and to renew its time charters with us. This could have a material adverse impact on our financial condition and results of operations.
Most of the Bunge charters provide for daily hire rates beginning in 2007 that are to be negotiated within specified ranges, which may result in revenues for certain vessels below the levels we have forecast.
     The Bunge master charter agreement provides for daily hire rates beginning in 2007 that are to be negotiated within specified ranges. See “The Acquisition—Time Charters” in this Item 8.01 of this Form 8-K. The low ends of such ranges are below the daily hire rates assumed in the section captioned “Certain Prospective Financial Information.” If the actual daily hire rate for one or more vessels were below the assumed rate, our results of operations could be materially and adversely affected. The Bunge master charter agreement also provides that in the event that the parties are unable to reach agreement in respect of rates for the following year, the contract will be automatically terminated. If any such termination occurred, particularly during a depressed charter hire market, we may be unable to rehire the applicable vessels at favorable rates or at all, and our results of operations may be materially and adversely affected.
We may sell one or more of the 17 drybulk vessels that we have agreed to purchase in the Acquisition and forego any anticipated revenues and cash flows from operating any of the vessels we sell.
     While we intend to purchase all 17 drybulk vessels in the Acquisition, attractive opportunities may arise to sell one or more of these vessels while they are under construction or after they are delivered. We will review any such opportunity and may conclude that the sale of one or more vessels would be in our best interests. If we sell a vessel, we would forego any anticipated revenues and anticipated cash flows from operating the vessel over its useful life.
Risks Relating to the Preferred Stock and the Warrants
We cannot assure you that our board of directors will declare dividends on the Preferred Stock.
     The declaration and payment of dividends, if any, on our Preferred Stock will always be subject to the discretion of our board of directors, the requirements of Marshall Islands law and restrictive covenants under our proposed new revolving credit facility. The timing and amount of any dividends declared, if any, on our Preferred Stock will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, provisions of Marshall Islands law governing the payment of dividends and restrictive covenants in our existing and future debt instruments. The international drybulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends. The dividends on the Preferred Stock are not cumulative.
     We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, if any, including as a result of the risks described in this Item 8.01 under the caption “Risk Factors” or in the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of our operating cash flow and debt and equity financing. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with a greater percentage of cash from operations to the extent available, which would reduce or even eliminate the amount of cash available for the payment of dividends. We may also enter into new financing or other agreements that will restrict our ability to pay dividends.
     Under the terms of our proposed new revolving credit facility, we will not be permitted to pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend. See “The Acquisition—Proposed New Revolving Credit Facility” in this Item 8.01.

     Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends, and our subsidiaries may not have sufficient funds or surplus to make distributions to us.
If the holders of our Common Stock do not approve the conversion of the Preferred Stock for shares of Common Stock, your shares of Preferred Stock will not convert into shares of Common Stock and your Warrants will not become exercisable to purchase shares of our Common Stock under any circumstances.
     The certificate of designations governing the Preferred Stock will provide that following a vote of the shareholders of our Common Stock approving the conversion of our Common Stock for Preferred Stock, all Preferred Stock will automatically convert into shares of our Common Stock at an conversion rate of 12.5 shares of Common Stock for each share of Preferred Stock, subject to adjustment, at any time.
     We have undertaken to prepare a proxy statement to solicit the approval of the holders of our Common Stock to this conversion at a special meeting to be called to consider this proposal. However, we cannot predict as of the date hereof when any such proxy statement will be available to be mailed or when any such special meeting will be called, and cannot assure you whether, or when, the holders of our Common Stock will approve the conversion. If the holders of our Common Stock do not approve this conversion, then your Preferred Stock will not convert into shares of our Common Stock and your Warrants will not become exercisable to purchase shares of our Common Stock under any circumstances. As a result, you may be relegated to being the holder of a security that does not have many of the benefits of our Common Stock, including full voting rights and quotation on the Nasdaq National Market. In addition, your investment in the Preferred Stock likely will diminish in value if the holders of our Common Stock do not approve this conversion. In such event, the continued existence of the Preferred Stock may cause the value of our Common Stock to diminish in value as well, which would adversely affect us and thereby may further cause the Preferred Stock to diminish in value.
The offering and sale of the units, the Preferred Stock and the Warrants is subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for such securities.
     The units, the Preferred Stock and the Warrants have not been registered under the Securities Act or any state or foreign securities laws. As a result, you may only sell or resell the units, Preferred Stock or Warrants pursuant to an effective registration statement under the Securities Act or applicable exemptions from the registration requirement of the Securities Act and any state or foreign laws that apply to the circumstances of the sale.
     Under the registration rights agreement we will enter into, we will be required to use commercially reasonable efforts within a specified period of time to register the securities offered herby and the resale of the Common Stock issuable upon conversion of the Preferred Stock and the exercise of the Warrants under the Securities Act. However, we cannot assure you that we will be successful in having any such registration statement declared effective.
Future sales of our Common Stock may result in a decrease in the market price of our Common Stock, even if our business is doing well.
     The market price of our Common Stock could decline due to the issuance and subsequent sales of a large number of shares of our Common Stock in the market after the Placement or the perception that such sales could occur following the conversion of the shares of Preferred Stock and the exercise of the Warrants. This could make it more difficult to raise funds through future offerings of Common Stock or securities convertible into Common Stock.
     On completion of the Placement, we had outstanding 23,846,742 shares of our Common Stock, based on the number of shares of Common Stock outstanding as of December 31, 2005. Upon conversion of the 2,045,542 shares of Preferred Stock we are selling in the Placement, assuming a conversion rate of 12.5 shares of Common Stock for each share of Preferred Stock, we would have an additional 25,569,275 shares of Common Stock outstanding, or a total of 49,416,017 shares of Common Stock, all of which may be resold in the public market following the effectiveness of our resale registration statement. Assuming an exercise of the Warrants to purchase

Common Stock, we would have an additional 8,182,168 shares of Common Stock outstanding or a total of 57,598,185 shares of Common Stock, all of which may be resold in the public market following the effectiveness of our resale registration statement. In addition, certain of these shares of Common Stock may be sold in the public markets at any time, subject to the volume and other limitations of Rule 144 under the Securities Act.
No public market exists for the units, the Preferred Stock or the Warrants.
     The units, the Preferred Stock and the Warrants are new issues of securities with no established trading market. We do not intend to list the units, the Preferred Stock or the Warrants for trading on any national securities conversion or arrange for any quotation system to quote prices for them. The placement agents have informed us that it intends to make a market in the Preferred Stock after the Placement is completed. However, the placement agents are not obligated to do so and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop for the Preferred Stock and the Warrants.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED

By:
/s/ Steve Putman

Steve Putman Vice President and General Counsel

Dated: May 12, 2006